Exhibit 12
                                                                     ----------

                 MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       (In millions, except ratio amounts)
                                   (unaudited)

                     Nine Months Ended
                       September 30,              Year Ended December 31,
                     ----------------    -------------------------------------
                        1997    1996     1996     1995     1994    1993   1992
                       -----   -----     ----     ----     ----    ----   ----
Earnings:
  Income before
  income taxes and
  extraordinary item(a) $639  $1,469   $1,955   $  897   $1,280  $1,045 $  963

Add:
  Fixed charges          423     333      460      344      315     315    346

Less:
  Capitalized interest   115      79      118       93       78      61     52
                      ------  ------   ------   ------   ------  ------ ------
  Total earnings        $947  $1,723   $2,297   $1,148   $1,517  $1,299 $1,257
                      ======  ======   ======   ======   ======  ====== ======

Fixed Charges:
  Fixed charges on
  indebtedness,
  including amortization
  of debt discount and
  premium(a)           $ 334   $ 252   $  349   $  242   $  231  $  239 $  270

Interest portion of
  operating lease
  rentals(b)              89      81      111      102       84      76     76
                      ------  ------   ------   ------   ------  ------  -----
  Total fixed charges $  423  $  333   $  460   $  344   $  315  $  315  $ 346
                      ======  ======   ======   ======   ======  ======  =====
Ratio of earnings to
  fixed charges         2.24    5.17     4.99     3.34     4.82    4.12   3.63
                      ======  ======   ======   ======   ======  ====== ======

(a) Includes distributions on subsidiary Trust mandatorily redeemable preferred securities.

(b) The interest portion of operating lease rentals is calculated as one third of rent expense, which represents a reasonable approximation of the interest factor.